Exhibit 2(d)2

SECOND AMENDMENT
TO PATENT, KNOW-HOW AND TRADE
SECRET LICENSE AGREEMENT
THIS SECOND AMENDMENT TO THE PATENT, KNOW-HOW AND TRADE SECRET LICENSE AGREEMENT (the “Second Amendment”) is made and entered into effective as of October 18, 2021 (the “Second Amendment Effective Date”), by and between Alcoa USA Corp. (“Alcoa”) and Howmet Aerospace Inc. (“Howmet”). Individually, Alcoa and Howmet are referred to in this Second Amendment as a “Party” and collectively as the “Parties.”
RECITALS
    WHEREAS, Alcoa and Howmet (f/k/a Arconic Inc. and Alcoa Inc.) are parties to that certain Patent, Know-How and Trade Secret License Agreement, having an effective date of October 31, 2016 under which Alcoa is the “Licensor” and Howmet is the “Licensee” (the “Agreement”);
    WHEREAS, on January 5, 2017 Alcoa and Howmet signed a FIRST AMENDMENT TO PATENT, KNOW-HOW AND TRADE SECRET LICENSE AGREEMENT (the “First Amendment”) to the Agreement;
WHEREAS, on November 1, 2016 Howmet changed its name to Arconic Inc. from Alcoa Inc. and on March 30, 2020 Howmet changed its name to Howmet Aerospace Inc. from Arconic Inc.; and
    WHEREAS, the Parties now desire to amend the Agreement for a second time.
    NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:
1.Definitions. All capitalized terms used in this Second Amendment but not defined in this Second Amendment or in Exhibit 1, annexed hereto and made a part of this Second Amendment, shall have the meanings ascribed to them in the Agreement and/or First Amendment. To the extent there is a conflict in meaning or interpretation as between the Agreement, First Amendment, and this Second Amendment, this Second Amendment shall govern.
a.“Competitors of Howmet” shall mean (i) the companies listed by their generally known (as opposed to legal entity) name (each a “Parent Company” and collectively the “Parent Companies”) set forth in Exhibit 1 hereto: and (ii) the Parent Companies’ subsidiaries: (a) that are wholly owned by a Parent Company, or (b) whose financial results are consolidated into a Parent Company’s reported financial results, or (c) that are reasonably understood to be under the control of a Parent Company (each a “Subsidiary” and collectively the “Subsidiaries”), provided further that the Subsidiary’s primary business is in competition with Howmet’s business.
For purposes of this definition, “control”, when used with respect to a Subsidiary, means the power to direct the management and policies of such party, directly or indirectly, whether through ownership of voting securities, by contract or otherwise.
2.Amendments to the Agreement. The Agreement is hereby amended as of the Second Amendment Effective Date as follows:
A.Schedule 2 of the Agreement is hereby deleted in its entirety and replaced by the version attached hereto.
B.In consideration for the changes made in this Second Amendment to Schedule 2:
i.Alcoa shall pay Howmet $350,000.00 (three hundred fifty thousand United States Dollars) within thirty (30) days of the Second Amendment Effective Date. All payments made by Alcoa to Howmet hereunder shall and will be payable in United States Dollars in immediately available funds to an account designated by Howmet via Electronic Funds Transfer (EFT) or such other electronic payment form as agreed to in writing by Howmet.
ii.Absent Howmet’s express written consent, which consent may be withheld by Howmet in Howmet’s sole discretion, Alcoa agrees not to license (or permit any third-party to license or sublicense) Competitors of Howmet to: (i) make Advanced Ceramics Products using Technology (including without limitation as set forth in Schedule 5), unless such Advanced Ceramic Products are for Smelting Applications; and/or (ii) sell, offer for sale, import, export, or otherwise convey Advanced Ceramics Products produced using such Technology unless such Advanced Ceramics Products are sold thereto by Alcoa.
3.No Other Amendments; Confirmation. Except as expressly amended hereby, the provisions of the Agreement are and shall remain in full force and effect. Nothing herein shall be deemed to entitle either Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenant or agreements contained in the Second Amendment other than as provided herein.
4.Severability. If any term, provision, covenant or condition of this Second Amendment is held invalid or unenforceable for any reason, the remaining provisions of this Second Amendment shall continue in full force and effect as if this Second Amendment had been executed with the invalid portion eliminated, provided the effectiveness of the remaining portions of this Second Amendment will not defeat the overall intent of the Parties. In such a situation, the Parties agree, to the extent legal and possible, to incorporate a replacement provision to accomplish the originally intended effect.
5.Electronic/Facsimile Signatures; Counterparts. The Parties agree that a facsimile or electronically-copied signature has the same effect as an original signature. This Second Amendment may be executed in multiple copies, each of which is an original and all of which constitute one instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this Second Amendment or caused the same to be executed by a duly authorized officer as of the Second Amendment Effective Date.

ALCOA USA CORP.	HOWMET AEROSPACE INC.
/s/ Benjamin D. Kahrs	/s/ Michael Chanatry
By: Signature	By: Signature
Benjamin D. Kahrs	Michael Chanatry
Name:	Name:
Executive Vice President	Vice President & Chief Commercial Officer
Title:	Title:
Pittsburgh, PA – Alcoa	Westchester, OH - Howmet
Place:	Place:
10/18/21	10/18/21
Date:	Date:

SCHEDULE 2:
ADVANCED CERAMICS PRODUCTS

“Advanced Ceramics Products” means products made using certain proprietary advanced ceramic processes, but excluding Technology pertaining to boron nitride.

“Smelting Applications” means products for use in smelting or refining or molten metal processing, as well as ceramic armor (other than boron nitride for ceramic armor), TiB2 applications in electronics tooling, and TiB2 applications in semi-conductor tooling applications.

The license granted with respect to Technology (including without limitation as set forth in Schedule 5) and pertaining to Advanced Ceramics Products is a worldwide, non-exclusive, royalty-free right and license (with no right to sublicense other than to joint ventures controlled by Licensee) to make and have made and to use and have used solely for the Licensee’s internal uses (including joint ventures) any Advanced Ceramics Products that are not Smelting Applications.

Licensor retains the exclusive rights of ownership of all Technology (including without limitation as set forth in Schedule 5) pertaining to Advanced Ceramics Products.

Licensee shall have a non-exclusive license (with no right to sublicense) to use the Advanced Ceramics Products that are smelting or molten metal processing on projects related to smelting metals other than aluminum for its internal use (including joint ventures) only.

Licensee shall have an exclusive (even as to Licensor) license for all applications containing boron nitride.

For a period of four (4) years following the Effective Date, subject to obligations of confidentiality, each party will provide the other with details of Improvements relating to the vertical reactor only. Each party agrees to license and hereby licenses to the other party any such Improvements on a worldwide, non-exclusive, royalty-free and perpetual basis.

Licensor will provide Licensee with access to complete engineering and electrical drawings for all vertical reactor equipment and copies of all laboratory reports relating to the vertical reactor generated prior to the Effective Date. All such drawings and laboratory reports will be considered “Confidential Information” for the purposes of this Agreement.

Licensor will grant access to the vertical reactor to Licensee to produce powders for Licensee’s commercialization efforts under the terms of “Schedule ATC-01: Ceramics” to the Transition Services Agreement between Licensor and Licensee (“TSA”). Licensee will pay Licensor’s then current overhead rate to Licensor for such access to the vertical reactor. Licensee’s access to the vertical reactor during 2017 will be limited to approximately 50% of the vertical reactor’s available time and approximately 25% of the vertical reactor’s available time in 2018. Licensee will not have access to the vertical reactor after 2018. Licensee acknowledges that the vertical reactor is subject to three-months’ downtime each year due to the need to change tubes. If Licensee does not utilize its access to the vertical reactor as granted in this Schedule 2 then Licensor is free to use this time. Licensee will provide Licensor with a rolling two-month forward looking schedule of its desired access time to the vertical reactor. In the event of a conflict between the terms of this Schedule 2 and the TSA, the terms of the TSA will prevail.